Exhibit 4.1

EXECUTION VERSION

FIRST AMENDMENT TO RIGHTS AGREEMENT
This First Amendment, dated as of August 17, 2016 (this “Amendment”), to the Rights Agreement, dated as of July 20, 2012 (the “Rights Agreement”), is made between United Insurance Holdings Corp. (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.
WHEREAS, the Company, Kilimanjaro Corp., a North Carolina corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Kili LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, AmCo Holding Company, a North Carolina corporation ( “AmCo”), RDX Holding, LLC, a Delaware limited liability company (the “Sole Stockholder”), and Daniel Peed and Peed FLP1, L.L.P. (collectively, the “Sole Stockholder Member Parties”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into AmCo, with AmCo being the surviving corporation (the “Merger”), following the Merger, AmCo will be merged with and into Merger LLC, with Merger LLC being the surviving company and each share of common stock, no par value per share, of AmCo (“AmCo Common Stock”) outstanding immediately prior to the First Effective Time (as defined therein) will be converted into the Per Share Stock Consideration (as defined in the Merger Agreement) and following the Merger the Sole Stockholder will distribute the Common Shares received in the Merger to the equity holders of the Sole Stockholder;
WHEREAS, the Board of Directors of the Company has approved the Merger Agreement, determined that it is advisable and in the best interest of the Company and its stockholders, and, in connection with the execution of the Merger Agreement, that it is in the best interests of the Company and its stockholders to amend the Rights Agreement; and
WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this First Amendment to the Rights Agreement as of the date hereof.
NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:
1.The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.
2.Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

    (z)    “RDX” shall mean RDX Holding, LLC, a Delaware limited liability company.
(aa)    “AmCo” shall mean AmCo Holding Company, a North Carolina corporation.

    (bb)    “Merger” shall mean the merger of Merger Sub with and into AmCo as contemplated by the Merger Agreement.
(cc)    “Merger LLC” shall mean Kili LLC, a Delaware limited liability company.
(dd)    “Subsequent Merger” shall mean the merger of AmCo, as the surviving corporation of the Merger, with and into Merger LLC as contemplated by the Merger Agreement.
(ee)    “Peed Stockholders” shall mean R. Daniel Peed and Peed FLP1, LTD., L.L.P.
(ff)    “Distribution” shall mean the distribution by RDX to its equity holders of the Common Shares received by RDX in the Merger as contemplated by the Merger Agreement.

    (gg)    “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of August 17, 2016 among the Company, Merger Sub, Merger LLC, RDX and the Peed Stockholders, as the same may be amended in accordance with the terms thereof.

    (hh)    “Merger Sub” shall mean Kilimanjaro Corp., a North Carolina corporation.
(ii)    “Stockholders Agreement” shall mean the Stockholders Agreement, dated as of August 17, 2016 among the Company, RDX and the Peed Stockholders, as the same may be amended in accordance with the terms thereof.
(jj)    “Side Letter” shall mean the Letter Agreement, dated as of August 17, 2016 between the Company and Leah Peed, as the same may be amended in accordance with the terms thereof.
(kk)    “Stock Issuance” shall mean the issuance of Common Shares in the Merger pursuant to the Merger Agreement.
3.The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:
Notwithstanding anything in this Agreement to the contrary, none of RDX or any of its Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders (the “RDX Holders”), either individually, collectively, or in any combination, shall be deemed to be an “Acquiring Person” or an “Affiliate” or an “Associate” of an Acquiring Person solely by virtue of or as a result of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement, Stockholders Agreement or the Side Letter, (ii) the acquisition of any Common Shares pursuant to the Merger Agreement or the announcement or consummation of the Merger, the Stock Issuance, the Subsequent Merger or the Distribution, (iii) the consummation of any other transactions specifically contemplated by the Merger Agreement or (iv) the transfer to the Peed Stockholders of any Common Shares in accordance with the Side Letter, unless and until such time with respect to any RDX Holder, including the Peed Stockholders, that such RDX Holder (together with all Affiliates and Associates of such RDX Holder) acquires the Beneficial Ownership of any additional Common Shares (for the avoidance of doubt, other than as expressly contemplated, permitted or required by the Stockholders Agreement or the Side Letter).
4.The Rights Agreement is hereby amended by adding a new Section 36 which shall read in its entirety as follows:

    Section 36.  Certain Exceptions.  Notwithstanding anything to the contrary contained herein, (i) no event described in Section 11(a)(ii) shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Stockholders Agreement or the Side Letter or the consummation of the Merger, the Subsequent Merger, the Stock Issuance, the Distribution or the other transactions contemplated by the Merger Agreement, and (ii) no Share Acquisition Date shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement, the Stockholders Agreement, the Side Letter or the consummation of the Merger, the Stock Issuance, the Subsequent Merger, the Distribution or the other transactions contemplated by the Merger Agreement.
5.This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
6.This Amendment shall be deemed effective immediately prior to the execution and delivery of the first to be executed of the Merger Agreement, the Stockholders Agreement and the Side Letter.  The Company shall notify the Rights Agent promptly after the occurrence of an event pursuant which this Amendment is deemed effective. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
7.This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

UNITED INSURANCE HOLDINGS CORP. By: /s/ John Forney Name: John Forney Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Jennifer Donovan
Name: Jennifer Donovan
Title: Senior Vice President